Exhibit 99

[Goodyear Logo]	News Release

Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price 330-796-1863 kprice@goodyear.com

ANALYST CONTACT:	Barb Gould 330-796-8576 goodyear.investor.relations@goodyear.com

FOR IMMEDIATE RELEASE

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Goodyear to Record Accounting Adjustments

•	No Impact on Company’s Net Cash Position

•	Announcement of Third Quarter 2003 Results to be Rescheduled

•	Third Quarter Net Loss Expected to be 51 cents to 66 cents per Share

     AKRON, Ohio, Oct. 22, 2003 – The Goodyear Tire & Rubber Company today announced that it will restate its financial results for the years 1998-2002 and for the first and second quarters of 2003 to record adjustments primarily resulting from the implementation of an enterprise resource planning accounting system (ERP) in 1999 and errors in inter-company billing systems. These adjustments, which are being identified and corrected by Goodyear, do not affect the company’s net cash position, and the restatement will not affect its access to credit facilities.

     Although the company is still reviewing the matter, the adjustments are currently expected to decrease net income over the restatement period by up to $100 million. It is expected that the adjustments will result in an improvement in the net loss for the first half of 2003. The improvement is attributable to certain charges previously recognized during the first half of 2003 that will be reflected in the restatement for prior years. A reduction is anticipated in shareholders’ equity as of June 30, 2003, of up to $120 million, of which $20 million relates to periods prior to 1998.

     Goodyear will continue its ongoing process of strengthening its accounting procedures and is implementing further improvements to its system of internal controls. The company remains fully dedicated to providing timely and accurate financial reporting.

     Goodyear detected the errors in the course of a review of various accounts, including ERP-impacted balance sheet accounts. These accounts were principally within the company’s North American Tire and Engineered Products businesses. The restatement will also include adjustments for timing differences in other areas of the company’s business.

     The company’s decision to restate prior-period financial statements was made by Goodyear management with the concurrence of its Audit Committee and its independent auditors, PricewaterhouseCoopers LLP.

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     Due to the timing of this restatement process, the company today is providing estimated results for the third quarter of 2003 rather than the detailed announcement, which had been scheduled for October 23. The investor conference call scheduled for that day has been cancelled. Goodyear intends to announce its full third quarter results and file the amended 2002 Annual Report on Form 10-K and 2003 first and second quarter reports on Form 10-Q by mid-November.

     Goodyear said it expects to report a net loss for the third quarter of 2003 in the range of $90 million to $115 million (51 cents to 66 cents per share).

     The company expects to report sales of about $3.9 billion for the quarter.

     The company said its third quarter results will reflect continued strong performance in its businesses outside of North America. Results for the North American Tire business reflect rising raw material prices, a relatively weak truck market, stronger volume in the branded passenger consumer tire business and a weakness in the private label business.

     The net loss will include net rationalization charges of approximately $56 million before tax (27 cents per share) related to a plant closing and employment reductions in North America and Europe. These programs will result in employment reductions totaling about 1,360 and approximate annualized cost savings of $65 million.

     Tax expense for foreign operations will be largely offset by the benefit related to the settlement of prior years’ tax liabilities. The net loss will also include an impact from foreign currency exchange of about $10 million and an estimated charge for discontinued product liability of approximately $50 million.

     Goodyear is the world’s largest tire company. Headquartered in Akron, Ohio, the company manufactures tires, engineered rubber products and chemicals in more than 85 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 92,000 people worldwide.

     Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various economic, financial and industry factors including without limitation the company’s ability to implement its cost-cutting plans, realize anticipated savings and operational benefits from the newly ratified labor agreement, and achieve its sales targets. The audit of the adjustments to the prior period financial statements is not complete. Accordingly, it is possible that the range of amounts reflected above may change. Additional factors that may cause actual results to differ materially from those indicated by such forward looking statements are discussed in the company’s Form 10-K for the year ended Dec. 31, 2002 and Form 10-Q for the quarter ended June 30, 2003, which are on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.